Exhibit 10.29

EXECUTION COPY

MERCHANT PORTFOLIO PURCHASE AGREEMENT

This MERCHANT PORTFOLIO PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of September 22, 2005, by and between Heartland Payment Systems, Inc., a Delaware corporation and successor-in-interest to Heartland Payment Systems, L.L.C., a Missouri limited liability company (“Purchaser”), and Certegy Payment Services, Inc., a Delaware corporation and formerly known as Equifax Payment Services, Inc., a Delaware corporation (“Seller”).

WHEREAS, Purchaser and Seller are parties to a certain Merchant Portfolio Purchase Agreement dated as of November 1, 2000, as amended on January 16, 2002 (the “Old Merchant Portfolio Purchase Agreement”), pursuant to which Purchaser sold, assigned and transferred to Seller all of its rights, interests and responsibilities to certain merchant processing agreements and the revenues payable to Buyer arising out of such merchant processing agreements.

WHEREAS, Seller wishes to sell, assign and transfer to Purchaser all of its rights, interests and responsibilities to the Merchant Agreements and Assigned Merchant Revenues, and Purchaser wishes to acquire and assume these rights, interest and responsibilities under the terms of this Agreement;

NOW THEREFORE, in consideration of the payment of the Purchase Price, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree:

DEFINITIONS

1.                                       As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

1.1                                 “Assigned Merchant Revenues” are those revenues payable to Purchaser arising out of the Merchant Agreements.

1.2                                 “Effective Date” is September 1, 2005.

1.3                                 “Merchant Agreements” are those certain merchant processing agreements originated by Purchaser and transferred to Seller pursuant to the Old Merchant Portfolio Purchase Agreement, including any such agreements subsequently transferred.

1.4                                 “Purchase Price” means Three Million Dollars ($3,000,000).

2.                                       Sale and Purchase.  In consideration of tender of the Purchase Price and subject to the terms and conditions of this Agreement, Seller hereby transfers and assigns to Purchaser and Purchaser hereby purchases and accepts assignment from Seller, of all of Seller’s rights, title and interest, both tangible and intangible, accrued or contingent, in the Merchant Agreements and the Assigned Merchant Revenues commencing with transactions processed on or after September 1, 2005 and Purchaser shall assume and be responsible for all liabilities and responsibilities for any transactions processed prior to, or on or after, September 1, 2005.  For the avoidance of doubt, the intention of the parties hereto is that upon the Effective Date, all right, title and interest in the Merchant Agreements and the revenue relating thereto be transferred and assigned to Purchaser.  Notwithstanding the foregoing, Seller shall reimburse Purchaser for up to $50,000 of chargeback losses associated with transactions processed for Knob, Pull and Handle, Inc., merchant identification number 650000000517121, prior to September 1, 2005, where the chargebacks are recorded prior to December 31, 2005.  Purchaser shall notify Seller of the aggregate amount of all such chargebacks in each calendar month from and after September 2005 through December 2005 promptly after the end of each such month, and Seller shall pay to Purchaser such month’s aggregate chargebacks within 15 business days of each such notification.

3.                                       Representations and Warranties of Seller.  Seller makes the following representations and warranties to Purchaser:

3.1                                 Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware and has the corporate power and authority necessary to own and operate its properties and to carry on its business as now conducted.

3.2                                 Seller has the right, power, capacity and authority to assign the Seller’s rights in and to the Merchant Agreements and Assigned Merchant Revenues, and to perform the acts contemplated by this Agreement.  The execution, delivery and performance of this Agreement have been approved by all requisite actions on the part of the Seller, and when executed and delivered shall constitute valid, binding and enforceable obligations of the Seller.  The execution and performance of this Agreement do not constitute an event of default of Seller under any other agreement.

3.3                                 There are no actions, suits, or proceedings pending or, to the knowledge of Seller, threatened against Seller relating to the Merchant Agreements and there are no actions, suits, or proceedings pending or, to the knowledge of Seller, threatened against Seller which, if adversely determined, would have a material adverse effect on the Merchant Agreements and Assigned Merchant Revenues or Seller’s ability to perform its obligations hereunder or any other agreement in connection herewith.

3.4                                 Seller is owner of the Merchant Agreements and Assigned Merchant Revenues free and clear of all liens, encumbrances, charges and assessments of any nature.  The delivery of the Merchant Agreements and Assigned Merchant Revenues to Purchaser pursuant to this Agreement will transfer valid title thereto, free of all liens, encumbrances, charges and assessments of any kind.

4.                                       Representations and Warranties of Purchaser.  Purchaser makes the following representations and warranties to Seller:

4.1                                 Purchaser has the right, power, capacity and authority to enter into this Merchant Portfolio Purchase Agreement, perform its obligations under this Agreement and perform the acts contemplated by this Agreement.  The execution, delivery and performance of this Agreement have been approved by all requisite corporate actions on the part of the Purchaser, and when executed and delivered will constitute valid, binding and enforceable obligations of the Purchaser.  The execution and performance of this Agreement do not constitute an event of default of Purchaser under any other agreement.

4.2                                 There are no actions, suits, or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or Seller relating to the Merchant Agreements and there are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser which, if adversely determined, would have a material impact on the ability of Purchaser to perform under this Agreement.

5.                                       Closing Conditions.  Seller and Purchaser shall execute a Bill of Sale for the Merchant Agreements and the related Assigned Merchant Revenues.

6.                                       Indemnification.

6.1                                 Indemnification by Seller.  Seller shall indemnify Purchaser, and hold Purchaser harmless from any liability, loss, cost, claim or expense, including reasonable attorney’s fees and expenses, that results from or arises out of (i) any breach or inaccuracy of any representation or warranty of Seller contained herein; (ii) the breach by Seller of any of its covenants or agreements contained herein; (iii) any claim by any third party that Seller’s transfer and assignment of the Merchant Agreements and Assigned Merchant Revenues made by this Agreement is in violation of any other agreement or legal obligation of Seller or that such transfer and assignment is otherwise illegal or invalid; (iv) any liability or obligation, contingent or otherwise, of Seller that is not assumed by Purchaser, except to the extent that such liability is determined by a court of competent jurisdiction to have resulted from or arisen out of an act, omission, circumstance or matter for which Seller is to be indemnified under Paragraph 6.2, hereof; (v) violation of law or governmental rules or regulations or intentional wrongdoing or negligence by Seller in performing obligations in connection with this Agreement.

6.2                                 Indemnification by Purchaser.  Purchaser shall indemnify Seller, and hold Seller harmless from any liability, loss, cost, claim or expense, including reasonable attorney’s fees and expenses that results from or arises out of (i) any breach or inaccuracy of any representation or warranty of Purchaser contained herein; (ii) the breach by Purchaser of any of its covenants or agreements contained herein; (iii) any liability or obligation, contingent or otherwise, of Purchaser that is not assumed by Seller pursuant to the terms hereof, except to the extent that such liability is determined by a court of competent jurisdiction to have resulted from or arisen out of an act, omission, circumstance or matter for which Purchaser is to be indemnified under Paragraph 6.1, hereof; (iv) violation of law or governmental rules or regulations or intentional wrongdoing or negligence by Purchaser in performing its obligation in connection with this Agreement.

7.                                       Termination of Servicing Agreement.  Effective as of the Effective Date, that certain Servicing Agreement between Purchaser and Seller dated November 1, 2000, and as amended on January 16, 2002 (the “Servicing Agreement”) shall be terminated.  Upon such termination and notwithstanding any provisions of the Servicing Agreement, which by its terms purport to continue beyond termination thereof, neither party shall owe any further obligations to the other party under the Servicing Agreement.

8.                                       Mutual General Release.

8.1                                 In consideration of entering into this Agreement, each party, acting on behalf of itself and its successors and assigns (the “Releasors”), hereby releases and forever discharges the other party and the other party’s successors and assigns, its and their subsidiaries and affiliates, and its and their past and present officers, directors, employees, managers, attorneys (including in-house attorneys), accountants and agents, and each of them, in all capacities, including individually (collectively, the “Releasees”), from any and all Claims (defined below) that Releasors may have against any of the Releasees arising out of or related to the relationship or transactions between the parties occurring before the Effective Date, including, without limitation, the relationship or transactions between the parties pursuant to the Old Merchant Portfolio Purchase Agreement and Servicing Agreement, and waives any and all defenses and rights of offset which the Releasors may have arising out of or related to the relationship or transactions between the parties.  For purposes of this Agreement, “Claims” shall mean any and all actions, liabilities, liens, debts, damages, claims, suits, judgments, executions and demands of every kind, nature and description, including but not limited to tort claims.

8.2                                 Notwithstanding the foregoing, nothing in this Section 8 shall affect, and nothing herein shall be interpreted to affect, the rights of the parties hereunder or the validity, effect or enforceability of this Agreement and the transactions contemplated hereby.

9.                                       Miscellaneous.

9.1                                 Notices.  All notices, demands and other communication hereunder shall be in writing and shall be delivered in person or by certified mail, with return receipt requested, as follows:

a)	If to Purchaser, to:	Heartland Payment Systems, Inc.
47 Hulfish Street, Suite 400

Princeton, New Jersey 08452
Attn: Robert H.B. Baldwin, Jr.

b)	If to Seller, to:	Certegy Payment Services, Inc.
11601 Roosevelt Blvd.
St. Petersburg, FL 33716
Attn: Jeffrey S. Carbiener

The persons or addresses to which mailings shall be made may be changed from time to time by notice in writing to the other party.

9.2                                 Governing Law.  This agreement is made and entered into under the laws of the State of New York and the laws of that State shall govern the validity and interpretation hereof and the performance by the parties hereto of their respective duties and obligations hereunder.  The exclusive jurisdiction and venue for any action or proceeding in connection herewith or related hereto shall be the courts of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, County of New York.  The parties consent to the personal jurisdiction of such courts and waive any claim of an improper or inconvenient forum.  The prevailing party in any action or proceeding in connection herewith shall be entitled to costs and reasonable attorney’s fees.

9.3                                 Entire Agreement.  This Agreement and the Bill of Sale, together with any supplements, addenda, amendments, modifications or attachments, comprises the entire agreement between the parties with respect to this subject matter and supersedes all prior agreements and understandings.  Each party acknowledges that no representations, inducements, promises, warranties or agreements have been made by any party, or anyone acting on behalf of any party, other than those set forth in this Agreement.

9.4                                 Severability.  In the event that any portion of this Agreement is found to be void, illegal or unenforceable, the validity and enforceability of any other portion shall not be affected.

9.5                                 Amendments and Waivers.  This Agreement may be modified, amended or supplemented only by a written instrument duly executed by the parties.  No covenant, term or condition, or the breach thereof, shall be deemed waived, unless it is waived in writing and signed by the party against whom the waiver is claimed.  The waiver by either party of a breach of any covenant, term or condition shall not operate or be construed to be a waiver of any preceding or subsequent breach.

9.6                                 No Brokerage.  Each party hereto represents and warrants to the other party that it has not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other like payment in connection with this Agreement or the transactions contemplated hereby, and each party agrees to indemnify and hold the other party harmless against and in respect of any such obligation or liability based in any way on agreements, arrangements or understandings claimed to have been made by such party with any third party.

9.7                                 Confidentiality.  Each party agrees to take normal and reasonable precautions and to exercise due care to maintain the confidentiality of all information provided by the other party pursuant to this Agreement, and neither party, nor any of its affiliates, shall use any such information other than in connection with or in the enforcement of this Agreement, except to the extent that such information (i) was or becomes generally available to the public other than as a result of disclosure by such party, or (ii) was or becomes available on a nonconfidential basis from a source other than the other party, provided, however, that either party may disclose such information (A) at the request or pursuant to any requirement of any public authority to which it or any of its affiliates is subject or in connection with an examination by any such public authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable laws and regulations, including, without limitation, the Securities Exchange Act of 1934, as amended, and the rules of the New York Stock Exchange; (D) to the extent reasonably required in connection with any litigation or proceeding involving such party or any of its affiliates; (E) to the extent reasonably required in connection with the exercise of any remedy under this Agreement; and (F) to such party’s independent auditors, accountants, attorneys and other professional advisors.  Either party shall be free to disclose the tax treatment or tax structure of any transaction under this Agreement.

9.8                                 Counterparts.  This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

9.9                                 Facsimile Execution.  To evidence the fact that it has executed this Agreement, each party shall send a copy of its executed counterpart to the other party by facsimile transmission.  Immediately subsequent to such exchange of counterparts by facsimile transmission, Seller shall forward two (2) executed original Agreements to Purchaser, which Purchaser shall execute and shall return one (1) fully executed original Agreement to Seller.

[signatures appear on next page]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Merchant Portfolio Purchase Agreement as of the date written above.

CERTEGY PAYMENT SERVICES, INC.

By:	/s/ Larry Towe
Name: Larry Towe
Title: President

HEARTLAND PAYMENT SERVICES, INC.

By:	/s/ Robert H.B. Baldwin, Jr.
Name: Robert H.B. Baldwin, Jr.
Title: Chief Financial Officer